EXHIBIT 99.2

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Introduction

Set forth below is the unaudited pro forma condensed combined balance sheet of Arc Logistics Partners LP (“Arc Logistics” or the “Partnership”) as of June 30, 2015. The pro forma condensed combined balance sheet for Arc Logistics has been derived from the historical consolidated balance sheet of Arc Logistics giving effect to the acquisition of UET Midstream, LLC (“UET Midstream,” and such acquisition, the “Pawnee Terminal Acquisition”), which was completed on July 14, 2015, as if it had occurred on June 30, 2015.

The Partnership’s unaudited pro forma condensed combined balance sheet gives pro forma effect to the following:

(a)	the issuance of 1,745,669 common units of the Partnership to United Energy Trading LLC (“UET”) and Hawkeye Midstream, LLC (together with UET, the “Sellers”) as consideration for the Pawnee Terminal Acquisition and the application of the net proceeds therefrom;

(b)	proceeds of approximately $47.0 million borrowed under the Partnership’s existing credit facility to partially fund the Pawnee Terminal Acquisition; and

(c)	the Pawnee Terminal Acquisition for total consideration, after taking into account an estimated amount of certain purchase price adjustments, of approximately $74.5 million.

The unaudited pro forma condensed combined balance sheet assumes the events listed above occurred as of June 30, 2015 and has been prepared on the basis that Arc Logistics will be treated as a partnership for federal income tax purposes.

The accompanying unaudited pro forma condensed combined balance sheet of Arc Logistics should be read together with the historical consolidated balance sheet of the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 12, 2015 and any updates thereto in the Partnership’s subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The accompanying unaudited pro forma condensed combined balance sheet of Arc Logistics was derived by making certain adjustments to the historical consolidated balance sheet of Arc Logistics. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual effects of the events may differ from the pro forma adjustments. However, management believes the assumptions utilized to prepare the unaudited pro forma adjustments provide a reasonable basis for presenting the significant effects of the events identified above as currently contemplated and that the unaudited pro forma adjustments are (i) factually supportable and (ii) directly attributable to the transaction.

The unaudited pro forma condensed combined balance sheet of Arc Logistics is not necessarily indicative of the results that actually would have occurred if Arc Logistics had completed the Pawnee Terminal Acquisition and other events identified above on the dates indicated or that could be achieved in the future.

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

(In thousands)

	Arc Logistics	UET
	Partners LP	Midstream, LLC
	Historical	Acquisition	Notes	Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$9,960	$2,367	(b)	$12,327
Trade accounts receivable	6,760			6,760
Due from related parties	1,250			1,250
Inventories	298			298
Other current assets	1,253			1,253

Total current assets	19,521	2,367		21,888

Property, plant and equipment, net	351,788	23,613	(c)	375,401
Investment in unconsolidated affiliate	73,997	—		73,997
Intangible assets, net	83,968	55,442	(c)	139,410
Goodwill	39,871	—		39,871
Other assets	4,241	301	(b)	4,542

Total assets	$573,386	$81,723		$655,109

Liabilities and partners’ capital:
Current liabilities:
Accounts payable	$2,971			2,971
Accrued expenses	2,678			2,678
Due to general partner	1,658			1,658
Other liabilities	1,417	4,523	(c)	5,940

Total current liabilities	8,724	4,523		13,247

Credit facility	176,063	47,000	(b)	223,063
Other non-current liabilities	21,211			21,211
Commitments and contingencies
Partners’ capital:
General partner interest	—			—
Limited partners’ interest
Common units	189,597	30,200	(a)	219,797
Subordinated units	89,469			89,469
Non-controlling interests	87,605			87,605
Accumulated other comprehensive (loss) income	717			717

Total partners’ capital	367,388	30,200		397,588

Total liabilities and partners’ capital	$573,386	$81,723		$655,109

The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.

ARC LOGISTICS PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Note 1. Basis of Presentation

On July 14 2015 (the “Closing Date”), Arc Logistics Partners LP (the “Partnership”) through its wholly-owned subsidiary, Arc Terminals Holdings LLC (“Arc Terminals “), acquired by way of a contribution and sale of all of the limited liability company interests of UET Midstream, LLC (“UET Midstream”) from UET Energy Trading, LLC (“UET”) and Hawkeye Midstream, LLC (together with UET, the “Sellers,” and such acquisition the “Pawnee Terminal Acquisition”) for total consideration of approximately $78.3 million, consisting of cash and common units of the Partnership, subject to certain adjustments including a reduction in the cash component of the consideration payable by Arc Terminals at closing equal to an agreed upon amount of UET Midstream’s revenue attributable to the period commencing on May 1, 2015 and ending on the Closing Date. The Sellers remain responsible for all of UET Midstream’s operating expenses and are entitled to receive all of UET Midstream’s revenue, in each case to the extent attributable to the period prior to closing. UET Midstream’s principal assets consist of a newly constructed, substantially completed crude oil terminal (“Pawnee Terminal”) and a nearby development property in northeastern Weld County, Colorado that is being permitted to build a potential new crude injection terminal.

After taking into account an estimated amount of certain adjustments, the consideration paid to the Sellers at closing of approximately $76.6 million consisted of approximately $44.3 million in cash and approximately $32.3 million in unregistered common units of the Partnership. The number of common units issued to the Sellers pursuant to the Contribution Agreement was based on an issuance price of $18.50 per unit, which resulted in the issuance by the Partnership at closing of, in the aggregate, 1,745,669 Partnership common units (the “Transaction Units”). The fair value of the Transaction Units on the Closing Date was $17.30 per unit, which results in a further reduction of the purchase price, recognized for accounting purposes, of approximately $2.1 million. In connection with the issuance of the common units to the Sellers, the Partnership entered into an agreement with the Sellers granting the Sellers certain registration rights. Each Seller agreed not to transfer the Transaction Units acquired by it pursuant to the Contribution Agreement for a period of 180 days following the Closing Date. Arc Terminals will be responsible for completing the remaining construction of the Pawnee Terminal and the costs thereof estimated to be approximately $11.0 million. The Partnership recorded approximately $4.5 million of liabilities associated with the construction costs that had been completed, but not paid, as of the Closing Date. The $4.5 million is recorded on the balance sheet as a current liability and will be reduced by any payments made to satisfy the identified construction costs.

The pro forma condensed combined balance sheet for Arc Logistics has been derived from the historical consolidated balance sheet of Arc Logistics giving effect to the Pawnee Terminal Acquisition as if it had occurred on June 30, 2015.

Note 2. Unaudited Pro forma Condensed Combined Balance Sheet Adjustments

The following adjustments to the unaudited pro forma condensed combined balance sheet assume the following transactions occurred on June 30, 2015:

(a)	Reflects the issuance of 1,745,669 common units, at a fair value of $17.30 per common unit, to the Sellers in connection with the Pawnee Terminal Acquisition and the application of the net proceeds therefrom;

(b)	Reflects proceeds of approximately $47.0 million borrowed under the Partnership’s existing credit facility to partially fund the Pawnee Terminal Acquisition, the related bank fees of approximately $0.3 million to amend the credit facility and approximately $2.4 million, net of the bank fees, which was retained by the Partnership for operations; and

(c)	Reflects the estimated fair value of the assets acquired and liabilities assumed in the Pawnee Terminal Acquisition as detailed in “Note 3. Purchase Price Allocation of Pawnee Terminal Acquisition” below.

Note 3. Purchase Price Allocation of Pawnee Terminal Acquisition

The following acquisition was accounted for under the acquisition method of accounting whereby management utilized the services of third-party valuation consultants, along with estimates and assumptions provided by management, to estimate the fair value of the net assets acquired. The third-party valuation consultants utilized several appraisal methodologies including income, market and cost approaches to estimate the fair value of the identifiable assets acquired.

The Pawnee Terminal Acquisition was accounted for as a business combination in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). The Pawnee Terminal Acquisition purchase price equaled the approximately $74.5 million fair value of the identifiable assets acquired less the liabilities assumed and accordingly, the Partnership did not recognize any goodwill as a part of the Pawnee Terminal Acquisition. Transaction costs incurred by the Partnership in connection with the acquisition, consisting primarily of legal and other professional fees, totaled approximately $1.6 million and were expensed as incurred in accordance with ASC 805. Management is currently reviewing the valuation of the net assets acquired in connection with the Pawnee Terminal Acquisition to determine the final purchase price allocation, which is expected to be completed in the third quarter of 2015. The total preliminary purchase price of $74.5 million is subject to a further post-closing reconciliation procedure, and was preliminarily allocated to the net assets acquired as follows (in thousands):

Consideration:
Cash paid to seller	$44,332
Fair value of equity issued to seller	30,200

Total consideration	$74,532

Allocation of purchase price:
Property and equipment	$23,613
Intangible assets	55,442
Less: liabilities assumed	(4,523)

Net assets acquired	$74,532